FOR IMMEDIATE RELEASE

CONTACT:

George Morgenstern, CEO
DATA SYSTEMS & SOFTWARE INC.
(201) 529-2026; (201) 529-3163 Fax
e-mail: ir@dssiinc.com

           --DATA SYSTEMS & SOFTWARE INC. ANNONCES DEFINITVE AGREEMENT
               TO SELL ITS INTEREST IN TOWER SEMICONDUCTOR LTD.--

Mahwah, New Jersey -- December 22, 1999 -- Data Systems & Software Inc. (NASDAQ:
DSSI) today announced that it has entered into a definitive agreement to sell all of its interest in Tower Semiconductor Ltd. (NASDAQ: TSEMF) to The Israel Corporation Ltd., a publicly-held Israeli holding company, for approximately $30,889,000.

DSSI currently owns 60% of a holding company which holds approximately 5.4 million Tower shares, or approximately 45% of Tower's outstanding shares. The Israel Corporation currently owns the other 40% of the holding company.

The closing of transaction, which is subject to approval of Israeli antitrust authorities, certain additional consents and customary closing conditions, is scheduled to occur in February 2000.

This press release includes forward-looking statements, which are subject to risks and uncertainties, including risks associated with obtaining the consent of the Israeli antitrust authorities and other third party consents in connection with the transaction and satisfaction of all other conditions to closing. There is no assurance the contemplated sale will be consummated.

Data Systems & Software Inc. is a provider of computer consulting and development services, and is an authorized direct seller and value added reseller of computer hardware. Through its Comverge Technologies subsidiary, DSSI provides data communication and load management solutions to utilities.



                                      #####